Exhibit 23.4

CONSENT OF BUTLER BURGHER GROUP LLC

Reference is made to Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-172205) to be filed by American Realty Capital Properties, Inc. and the related prospectus and any further amendments thereto (collectively, the “Registration Statement”).

We hereby consent to the use of our name and reference to our report entitled “Executive Summary of Investment Value” dated January 7, 2011 (the “Executive Summary”) and the inclusion of information derived from the Executive Summary in the Registration Statement, including, but not limited to the headings “Prospectus Summary,” “Business and Properties” and “Experts” in the Registration Statement.

Dated:  March 21, 2011

BUTLER BURGHER GROUP, LLC

By:	/s/ B. Diane Butler
Name:	B. Diane Butler
Title:	Partner